Exhibit 99.1

Neal Goldner
Investor Relations
407.206.6149
Neal.Goldner@mvwc.com
Erica Ettori
Global Communications
407.513.6066
Erica.Ettori@mvwc.com
Marriott Vacations Worldwide Announces Chief Executive Officer Retirement and Succession Plan
Stephen P. Weisz to retire as Chief Executive Officer in December 2022 with John E. Geller named as incoming successor.
Orlando, Fla. – June 9, 2022 – Marriott Vacations Worldwide (NYSE: VAC) announced today that after 50 years of dedicated service in the hospitality and travel industry, Stephen P. Weisz informed the company’s Board of Directors of his intent to retire as Chief Executive Officer at the end of the company’s fiscal year on December 31, 2022. The company also announced current President, John E. Geller, Jr., will succeed Steve and assume the role of President and Chief Executive Officer effective January 1, 2023. Steve has served in senior leadership roles for the last 26 years, first as President of Marriott Vacation Club International, a division of Marriott International, and the last 10 years serving in the role of Chief Executive Officer, Marriott Vacations Worldwide, which became a publicly traded company in 2011.
Throughout his tenure, Steve’s leadership has resulted in significant growth across the company’s business. Most notably, he led the 2018 acquisition of ILG, which expanded the company’s collection of leading vacation ownership brands, diversified the company’s business lines, and solidified the company’s leadership position in the leisure travel industry. He also spearheaded significant innovations over his career, including the introduction of a guest loyalty program, the expansion of Marriott Vacation Club into Asia and the introduction of a points-based vacation ownership product in response to customers’ desires for greater flexibility and variety in vacationing.
“I am incredibly grateful for the years spent working in an industry I genuinely love. Vacations foster deeper connections between people that are sometimes lost in the normal pace of life, and they help people expand their horizons all while experiencing new things together,” said Mr. Weisz, Chief Executive Officer. “It has been an honor to serve in this role and to lead the many innovations we’ve made over the years, all of which are a result of the dedication of our associates who truly are the best in the business.”
In addition, Steve has made a lasting impact outside the company through his commitment to advancing talent in the travel industry through his alma mater, Cornell University, and his advisory board role at the University of Central Florida Rosen School of Hospitality Management as well as his board service with Children’s Miracle Network Hospitals and the American Resort Development Association (ARDA), the trade association for the timeshare industry.
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“Throughout Steve’s tenure, he has successfully guided the business and demonstrated a remarkable level of leadership, resulting in steady and significant growth and consistent value delivery for shareholders,” said Bill Shaw, Chairman of the Board of Directors. “On behalf of the entire Board of Directors, we recognize the lasting mark he has made on the company. In addition, we are pleased to appoint John into his new role and are greatly confident in his ability to continue the important transformational efforts underway and lead the company forward in the future.”
The forthcoming appointment to Chief Executive Officer in 2023 is the next natural step for John, who has served as the company’s President since 2021 with oversight over the Vacation Ownership, Finance & Accounting, Human Resources, and IT functions. He previously served as the company’s Chief Financial Officer. Prior to that, he worked for Marriott International in various senior roles supporting North America Lodging Operations and Internal Audit.
“This is a well-earned recognition of John’s outstanding business acumen and his ability to think differently about the company’s business and customer all while maintaining superlative relationships with investors,” said Mr. Weisz. “He has a balanced and well-regarded leadership style that has helped accelerate our growth ambition, and those qualities will be instrumental in guiding the organization forward in the years ahead.”
As President, John has led the company’s response to the COVID-19 pandemic and helped guide the company’s incredibly strong recovery, all while accelerating growth. He also helped lead the spin-off of the company from Marriott International in 2011 and more recently played a key leadership role in the acquisition and integration of ILG in 2018. Currently, he is helping to transform the Marriott-branded vacation ownership business with a new combined product form set to debut this summer and most recently helped lead the completion of the Welk Resorts acquisition and revitalizing the Hyatt Vacation Ownership business.
“I want to thank Steve for his leadership and support, and I am appreciative of the Board’s confidence and endorsement,” said Mr. Geller. “I believe we are perfectly positioned to continue to benefit from the strength of our brands and the leisure travel segment. As I transition into this new role, I look forward to spending time with our talented associates around the globe as we continue to create many meaningful vacation experiences for our customers.”
Steve will continue to lead the company throughout the remainder of 2022 as John completes a transition period. In the near-term, the company will continue to focus on delivering value to its shareholders, growing the business organically through transformational initiatives, and maintaining its distinctive culture to attract and retain the best talent in the industry.
About Marriott Vacations Worldwide Corporation Marriott Vacations Worldwide Corporation (NYSE:VAC) is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The Company has over 120 vacation ownership resorts and approximately 700,000 owner families in a diverse portfolio that includes some of the most iconic vacation ownership brands. The Company also operates exchange networks and membership programs comprised of nearly 3,200 affiliated resorts in over 90 countries and territories, as well as provides management services to other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.
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